Exhibit 99.1

Press Release	Source: Secure Computing Corporation

T. Paul Thomas Resigns from Secure Computing as Senior Vice President

Friday March 3, 4:00 pm ET

SAN JOSE, Calif.—(BUSINESS WIRE)—March 3, 2006—Secure Computing Corporation (NASDAQ:SCUR- News), the experts in securing connections between people, applications and networks(TM), today announced that T. Paul Thomas has resigned as Senior Vice President, Marketing and Corporate Strategy. Mr. Thomas decided to accept a CEO position with another company and we will be transitioning his responsibilities.

“Although we are disappointed in this course of events, we wish Paul the best and appreciate his contributions during his short time with the Company,” said John McNulty, President, Chairman and CEO of Secure Computing. “The search for Paul’s replacement is under way as we are very committed to the structure put in place under Paul. Paul’s responsibilities will be handled amongst the senior management team until that replacement is appointed.”

About Secure Computing:

Secure Computing (NASDAQ:SCUR - News) has been securing the connections between people and information for over 20 years. Specializing in delivering the world’s strongest security appliances/firewalls, strong authentication, content management and filtering solutions, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 17,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education and national and local governments. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Contact:

Secure Computing

Jane Underwood, 408-979-6186 (Investor Contact)

jane_underwood@securecomputing.com